As filed with the Securities and Exchange Commission on August 10, 2007
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

ANIXTER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-1658138 (I.R.S. employer identification no.)
2301 Patriot Blvd.
Glenview, Illinois 60026
(Address of principal executive offices, including zip code)
ANIXTER INTERNATIONAL INC.
2006 STOCK INCENTIVE PLAN
(Full title of the plan)
John A. Dul
Vice President — General Counsel and Secretary
2301 Patriot Blvd.
Glenview, Illinois 60026
(Name and address of agent for service)
(224) 521-8000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum
Title of Securities	to be	offering price	aggregate	Amount of
to be Registered	registered	per share	offering price	registration fee
Common Stock ($1.00 per share par value)	1,700,000 shares	$74.09(1)	$125,953,000(1)	$3,867(1)(2)

(1)	Computed on the basis of the average of the high and low sales prices of the Common Stock as reported in the consolidated reporting system for the New York Stock Exchange on August 9, 2007 solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Anixter International Inc. (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007;

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 29, 2006; and

(d)	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on April 29, 1969, and any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Company by John A. Dul, Vice President — General Counsel and Secretary of the Company. Mr. Dul holds a total of 4,045 shares of Common Stock, 33,263 options to acquire shares of Common Stock and 17,750 shares of unvested restricted stock units.
Item 6. Indemnification of Directors and Officers.
     Article Ninth of the Company’s Restated Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law:
•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the director derived an improper personal benefit.
     Article IX of the Company’s By-laws provides that the Company will indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (meaning one brought by or on behalf of the corporation), indemnification may be made only for expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine, upon application, that such person is fairly and reasonably entitled to indemnity for such expenses, despite such adjudication of liability but in view of all the circumstances in the case.
     The Company’s By-laws also permit the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, regardless of whether the By-laws would permit indemnification. The Company currently maintains such liability insurance for its officers and directors.
     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company’s Restated Certificate of Incorporation and Bylaws.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index which is incorporated herein by reference.
Item 9. Undertakings.
     The Company hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction and question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Glenview, State of Illinois, on August 10, 2007.

ANIXTER INTERNATIONAL INC.
By:	/s/ John A. Dul
John A. Dul
Vice President -- General Counsel and Secretary

     Each person whose signature appears below appoints John A. Dul and Dennis J. Letham, or any one of them, as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any post-effective amendments to this registration statement that any of such attorneys shall deem necessary or advisable to enable the Company to comply with the Securities Act and any rules, regulations and requirements of the Commission with respect thereto, in connection with this registration statement, which amendments may make such changes in such registration statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Company made in connection with this registration statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below on August 10, 2007 by the following persons on behalf of the registrant in the capacities indicated.

/s/ Robert W. Grubbs Robert W. Grubbs	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Dennis J. Letham Dennis J. Letham	Senior Vice President — Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Terrance A. Faber Terrance A. Faber	Vice President — Controller (Principal Accounting Officer)

/s/ Lord James Blyth Lord James Blyth	Director

/s/ Linda Walker Bynoe Linda Walker Bynoe	Director

/s/ Robert L. Crandall Robert L. Crandall	Director

/s/ F. Philip Handy F. Philip Handy	Director

/s/ Melvyn N. Klein Melvyn N. Klein	Director

/s/ George Muñoz George Muñoz	Director

/s/ Stuart M. Sloan Stuart M. Sloan	Director

/s/ Thomas C. Theobald Thomas C. Theobald	Director

/s/ Matthew Zell Matthew Zell	Director

/s/ Samuel Zell Samuel Zell	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

(5)	Opinion of John A. Dul, Esq.

(23.1)	Consent of Ernst & Young LLP

(23.2)	Consent of John A. Dul, Esq. (contained in the Opinion filed as Exhibit 5)

(24)	Power of Attorney (contained on signature pages)